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                                                                    Exhibit 15.1
                       [LETTERHEAD OF DELOITTE & TOUCHE]


December 14, 2001

PartnerRe Ltd.
96 Pitts Bay Road
Pembroke HM08

We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim financial information of PartnerRe Ltd. and subsidiaries for the periods ended March 31, 2001 and 2000, June 30, 2001 and 2000 and September 30, 2001 and 2000 as
indicated in our reported dated May 7, 2001, August 6, 2001 and November 6, 2001 respectively; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our reports referred to above, which were included in your Quarterly Reports on Form 10-Q for the quarters ended March 31, 2001, June 30, 2001, and September 30, 2001 are being incorporated by reference in this Registration Statement.

We also are aware that the aforementioned reports, pursuant to Rule 436(c) under the Securities Act of 1993, are not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.


/s/ Deloitte & Touche